Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-177937) of Zuoan Fashion Limited of our report dated April 30, 2012, on the consolidated financial statements of Zuoan Fashion Limited, which appears on page F-2 of this annual report on Form 20-F for the year ended December 31, 2011.

/s/ GHP HORWATH, P.C.
Denver, Colorado
April 30, 2012